Exhibit 3.1

Michigan Department of Labor & Economic Growth

Filing Endorsement

This is to Certify that the ARTICLES OF INCORPORATION - PROFIT for

XG-NANO, INC.

ID NUMBER: 23029E

received by facsimile transmission on May 23, 2006 is hereby endorsed

Filed on May 23, 2006 by the Administrator.

The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 23RD day of May, 2006.

/s/ Andrew L. Metcalf Jr. , Director

Sent by Facsimile Transmission 06143	Bureau of Commercial Services

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH - BUREAU OF COMMERCIAL SERVICES
Date Received	(FOR BUREAU USE ONLY)
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.
Name
James B. Jensen, Jr., J.D., C.P.A. Foster, Swift, Collins & Smith, P.C.
Address	313 S. Washington Square

City	State	ZIP Code	EFFECTIVE DATE:
Lansing	Michigan	48933-2193
Document will be returned to the name and address you enter above. If left blank, document will be mailed to the registered office.

ARTICLES OF INCORPORATION

For use by Domestic Profit Corporations

(Please read Information and instructions on last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

Article I

The name of the corporation is:
XG-Nano, Inc.

Article II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

Article III

The total authorized shares:

1.	Common Shares 60,000

Preferred Shares N/A

2.	A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

N/A

Article IV

The total authorized shares:

1.	The address of the registered office is: 5020 Northwind Drive, Suite 212, East Lansing, MI 48823

2.	The mailing address of the registered office if different than above: same as above

3.	The name of the resident agent at the registered office is: Michael R. Knox

Article V

The name(s) and address(es) of the incorporator(s) is (are) as follows:

Name	Residence or Business Address
James B. Jensen, Jr.	313 S. Washington Square, Lansing, MI 48933-2193

~~Article VI (Optional. Delete if not applicable)~~

~~When a compromise or arrangement or a plan or reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing ¾ in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be bending on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.~~

Article VI

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

Article VII

A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for money damages for any action taken or any failure to take any action as a Director, except liability for any of the following:

(a)	The amount of a financial benefit received by a Director to which the Director is not entitled.

(b)	The intentional infliction of harm on the Corporation or its Shareholders.

(c)	A violation of §551 of the Michigan Business Corporation Act, as amended ("Act").

(d)	An intentional criminal act.

In the event the Act is amended, after approval by the Shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal, modification or adoption.

I, the incorporator, sign my name this 23rd day of May, 2006.

/s/ James B. Jensen, Jr.
JAMES B. JENSEN, JR., Incorporator

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